CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 26, 2025, relating to the financial statements and financial highlights of Brown Advisory Flexible Equity ETF, Brown Advisory Sustainable Growth ETF, and Brown Advisory Sustainable Value ETF, each a series of Advisors Inner Circle Fund III, which are included in Form N-CSR for the year or period ended September 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

January 27, 2026